Filed Pursuant to Rule 424(b)(5)
Registration No. 333-250072

Prospectus Supplement
(To Prospectus dated November 23, 2020)

Up to $15,700,000

Common Stock

We previously entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) pursuant to which we may offer and sell shares of our common stock from time to time through Cantor Fitzgerald, acting as sales agent, under our prospectus, dated November 3, 2020 (the “Prospectus), having an aggregate offering price of up to $50,000,000. As of April 3, 2023, we have sold $8,802,419 of our common stock pursuant to the Sales Agreement, which leaves $41,197,581 of common stock available under the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prospectus form a part. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is approximately $47,309,398, which was calculated based on approximately 86,017,089 shares of our outstanding common stock held by non-affiliates on April 3, 2023 at a price of $0.55 per share, the closing price of our common stock on February 7, 2023. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the sales agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $15,700,000 from time to time through Cantor Fitzgerald.

Our common stock is listed on The Nasdaq Capital Market under the symbol “LPCN.” On March 31, 2023, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.3181 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 of the Prospectus, the “Risk Factors” section in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2023.